EXHIBIT 99.1



               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 -
                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements made by public companies. This safe-harbor protects a company from securities law liability in connection with forward-looking statements if Pivotal complies with the requirements of the safe-harbor. As a public company, we have relied and will continue to rely on the protection of the safe harbor in connection with our written and oral forward-looking statements.

When evaluating our business, you should consider:

o    all of the information in this quarterly report;

o the risk factors described in our annual report on Form 10-K for the year ended June 30, 2000; and

o    the risk factors described below.


                                  RISK FACTORS

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements or other future events. Moreover, neither we nor anyone else assumes responsibility for the accuracy or completeness of forward-looking statements. You should consider our forward-looking statements in light of the following risk factors and other information in this quarterly report. If any of the risks described below occurs, our business, results of operation and financial condition could differ from those projected in our forward-looking statements. We are under no duty to update any of our forward-looking statements after the date of the quarterly report. You should not place undue reliance on forward-looking statements.


FACTORS RELATING TO OUR BUSINESS AND THE MARKET FOR DEMAND CHAIN NETWORK SOLUTIONS MAKE OUR FUTURE OPERATING RESULTS UNCERTAIN AND MAY CAUSE THEM TO FLUCTUATE FROM PERIOD TO PERIOD.

Our operating results have varied in the past, and we expect that they may continue to fluctuate in the future. In addition, our operating results may not follow any past trends. Some of the factors that could affect the amount and timing of our revenues from software licenses and related expenses and cause our operating results to fluctuate include:

o    market acceptance of our solutions;

o the length and variability of the sales cycle for our solutions, which typically ranges between two and six months from our initial contact with a potential customer to the signing of a license agreement;



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

o    the timing of customer  orders,  which can be  affected  by customer  order
     deferrals  in   anticipation  of  new  solution   introductions,   solution
     enhancements, and customer budgeting and purchasing cycles;

o    our ability to successfully expand our sales force and marketing programs;

o    our ability to successfully expand our international operations;

o the introduction or enhancement of our solutions or our competitors' solutions;

o    changes in our or our competitors' pricing policies;

o our ability to develop, introduce and market new solutions on a timely basis; and

o general economic conditions, which may affect our customers' capital investment levels in management information systems.

Our solution revenues are not predictable with any significant degree of certainty and future solution revenues may differ from historical patterns. Historically, we have recognized a substantial portion of our revenues in the last month of a quarter. If customers cancel or delay orders, it can have a material adverse impact on our revenues and results of operations from quarter to quarter. Because our results of operations may fluctuate from quarter to quarter, you should not assume that you could predict results of operations in future periods based on results of operations in past periods.

Even though our revenues are difficult to predict, we base our expense levels in part on future revenue projections. Many of our expenses are fixed, and we cannot quickly reduce spending if revenues are lower than expected. This could result in significantly lower income or greater loss than we anticipate for any given period.


WE EXPECT SEASONAL TRENDS TO CAUSE OUR QUARTERLY LICENSE REVENUES TO FLUCTUATE AND IN RECENT YEARS OUR LICENSE REVENUES FOR THE FOURTH QUARTER OF OUR FISCAL YEAR HAVE EXCEEDED THE REVENUES FOR THE FOLLOWING QUARTER.

We have experienced, and expect to continue to experience, seasonality with respect to solution license revenues. In recent years, we have experienced relatively greater revenues from licenses in the fourth quarter of our fiscal year, which ends June 30th, than in each of the first three quarters, particularly the first quarter. We have historically recognized more license revenues in the fourth quarter of our fiscal year and recognized less license revenues in the subsequent first quarter. We believe that these fluctuations are caused in part by customer buying patterns and the efforts of our direct sales force to meet or exceed fiscal year-end quotas. In addition, our sales in Europe are generally lower during the summer months than during other periods. We expect that these seasonal trends are likely to continue in the future. If revenues for a quarter ending September 30 are lower than the revenues for the prior quarter, it may be hard to determine whether the reason for the reduction in revenues involves seasonal trends or other factors adversely affecting our business.



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OUR LIMITED  OPERATING  HISTORY  MAKES IT  DIFFICULT TO PREDICT HOW OUR BUSINESS
WILL DEVELOP AND FUTURE OPERATING RESULTS.

We commenced operations in January 1991. We initially focused on the development of application software for pen computers. In September 1994, we changed our focus to research and development of demand chain network solutions. We commercially released the initial versions of our solutions on the following dates:

o    Pivotal Relationship - April, 1996.

o    Pivotal eRelationship - February, 1999.

o    Pivotal Anywhere - October, 1999.

o    Pivotal eRelationship 2000 - February, 2000.

o    Pivotal eSelling - June, 2000.

o    Pivotal ePower (originally a component of eRelationship) - February, 2000.

o    Pivotal Demand Chain Network solution suite - December 2000.

We have a limited operating history and we face many of the risks and uncertainties encountered by early-stage companies in rapidly evolving markets. These risks and uncertainties include:

o    no history of profitable operations;

o    uncertain market acceptance of our solutions;

o    our reliance on a limited number of solutions;

o the risks that competition, technological change or evolving customer preferences could adversely affect sales of our solutions;

o    the need to expand our sales and support capabilities;

o our reliance on third parties to market, install, and support our solutions;

o our dependence on a limited number of key personnel, including our co-founders; and

o the risk that our management will not be able to effectively manage growth or acquisitions we have undertaken or may undertake in the future.

The new and evolving nature of the demand chain network market increases these risks and uncertainties. Our limited operating history makes it difficult to predict how our business will develop and our future operating results.



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WE HAVE A HISTORY  OF LOSSES,  WE MAY INCUR  LOSSES IN THE FUTURE AND OUR LOSSES
MAY INCREASE BECAUSE OF OUR PLAN TO INCREASE OPERATING EXPENSES.

We have incurred net losses in each fiscal year since inception, except for the year ended June 30, 1998, in which we had net income of approximately $4,000. We expect to incur losses for the fiscal year ending June 30, 2001 and as at December 31, 2000, we had an accumulated deficit of approximately $25.9 million. We have increased our operating expenses in recent periods and plan further increases in the future. Our planned increases in operating expenses may result in larger losses in future periods. As a result, we will need to generate significantly greater revenues than we have to date to achieve and maintain profitability. We cannot be certain that our revenues will increase. Our business strategies may not be successful and we may not be profitable in any future period.


THE MARKET FOR OUR SOLUTIONS IS HIGHLY COMPETITIVE.

The market for our software is intensely competitive, fragmented and rapidly changing. We face competition from companies in two distinct markets; the demand chain network market and the electronic commerce software market.

In addition, as we develop new solutions, particularly applications focused on electronic commerce or specific industries, we may begin competing with companies with whom we have not previously competed. It is also possible that new competitors will enter the market or that our competitors will form alliances that may enable them to rapidly increase their market share.

Some of our actual and potential competitors are larger, better established companies and have greater technical, financial and marketing resources. Increased competition may result in price reductions, lower gross margins or loss of our market share, any of which could materially adversely affect our business, financial condition and operating results.


WE DEPEND UPON MICROSOFT AND THE CONTINUED ADOPTION AND PERFORMANCE OF THE MICROSOFT .NET PLATFORM.

We have designed our solutions to operate on the Microsoft .NET platform, including Windows .NET and .NET Enterprise Servers. Microsoft .NET is a new platform initiative of Microsoft announced in June, 2000. We have spent considerable resources developing and testing the compatibility of our solutions for Microsoft .NET. The performance of our solutions with Windows .NET and the
 .NET Enterprise Servers has limited experience in the marketplace. As a result, we market our solutions exclusively to customers who have developed their computing systems around this platform.

Our future financial performance will depend on the continued growth and successful adoption of Microsoft .NET -including, Windows .NET and the .NET
Enterprise  Servers.   Microsoft  .NET  faces  competition,   particularly  from
computing  platforms  such as Unix and the Java 2 Platform,  Enterprise  Edition
(J2EE), and databases from companies such as Oracle. Acceptance of Microsoft .NET may not continue to increase in the future. The market for software applications that run on these platforms has in the past been significantly affected by the timing of new solution releases, competitive operating systems and enhancements to competing computing platforms. If the number of businesses that adopt Microsoft Windows .NET fails to grow or grows more slowly than we currently expect, or if Microsoft delays the release of new or enhanced solutions, our revenues from Pivotal demand chain network solutions could be adversely affected.

The performance of our solutions depends, to some extent, on the technical capabilities of the Microsoft .NET platform. If this platform does not meet the technical demands of our solutions, the performance or scalability of our solutions could be limited and, as a result, our revenues from Pivotal demand chain network solutions could be adversely affected.

We have also launched a global business development initiative with Microsoft aimed at leading the emerging demand chain network market. The success of this initiative will depend on the ability of Pivotal and Microsoft to jointly market and sell to Global 2000 companies demand chain network solutions that combine Microsoft .NET Enterprise Servers and Pivotal Demand Chain Network solution suite.

It is also possible that Microsoft Corporation may decide to introduce solutions or services that compete with ours. Microsoft Corporation could acquire any of our competitors or any of our competitor's products.

Broad antitrust actions initiated by federal and state regulatory authorities have resulted in a verdict against Microsoft. The government has proposed that, as a result of the verdict, Microsoft should be divided into two companies. Microsoft has appealed the verdict to the U.S. Court of Appeals for the District of Columbia. Any outcome to these actions that weakens the competitive position of Microsoft .NET solutions could adversely affect the market for our solutions.


THE MARKET FOR OUR SOLUTIONS IS NEW AND HIGHLY UNCERTAIN AND OUR PLAN TO FOCUS ON INTERNET-BASED APPLICATIONS AND INTEGRATE ELECTRONIC COMMERCE FEATURES ADDS TO THIS UNCERTAINTY.

The market for demand chain network solutions is still emerging and continued growth demand for and acceptance of Pivotal demand chain network solutions remains uncertain. Even if the market for Pivotal demand chain network solutions grows, businesses may purchase our competitors' products or develop their own. We believe that many of our potential customers are not fully aware of the benefits of Pivotal demand chain network solutions and, as a result, these solutions may never achieve full market acceptance.

The development of our Internet-based demand chain network solutions for demand chain management and our plan to integrate additional features presents additional challenges and uncertainties. We are uncertain how businesses will use the Internet as a means of communication and commerce and whether a significant market will develop for Internet-based demand chain network solutions such as those developed by Pivotal. The use of the Internet is evolving rapidly, and many companies are developing new products and services that use the Internet. We do not know what forms of products and services may emerge as alternatives to our existing solutions or to any future Internet-based demand chain network solutions we may introduce. We have spent, and will continue to spend, considerable resources educating potential customers about our solutions and demand chain network software solutions. However, even with these educational efforts, market acceptance of our solutions may not increase. If the markets for our solutions do not grow or grow more slowly than we currently anticipate, our revenues may not grow and may even decline.

We commenced our PivotalHost program in October 1999, whereby we provide customers with access to our software applications on a monthly subscription basis over the Internet through an



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

application service provider. Since the inception of the PivotalHost program, a majority of our new customers have continued to purchase perpetual licenses rather than subscribing to the PivotalHost program. We do not know if this will prove to be a successful business model in the future. If it proves to be a successful business model in the future, we may experience a significant change in our revenue recognition due to the recognition of license revenue over the extended life of the contract rather than revenue recognition on delivery of the solution.

We commenced our PivotalWeb .NET in October, 1999 (formerly known as the Pivotal business-to-business (B2B) Syndicate program). Under this program, we use the Internet to furnish our customers with information or services provided by the PivotalWeb .NET members. We do not know whether this will prove to be a successful business model or if it will result in any material revenue for Pivotal.

We commenced our Pivotal Anywhere solution in October, 1999, whereby we provide our customers with a mobile solution for demand chain network management that provides access to corporate information from anywhere, at anytime, through hand-held devices. We do not know whether this will prove to be a successful business model or if it will result in any material revenue for Pivotal.


OUR SUCCESS WILL DEPEND UPON THE SUCCESS OF OUR SOLUTIONS.

We anticipate that a majority of our revenues and growth in the foreseeable future will come from sales of our integrated solution suite, consisting of Pivotal ePower, Pivotal eRelationship, Pivotal eSelling, Pivotal Anywhere and PivotalWeb .NET licenses and related services. Accordingly, failure of our integrated solution suite to gain increased market acceptance and compete successfully would adversely affect our business, results of operations and financial condition. Our future financial performance will depend on our ability to succeed in the continued sale of our integrated solution suite and related services as well as the development of new versions and enhancements of these solutions.


THE SUCCESS OF OUR SOLUTIONS WILL DEPEND UPON THE CONTINUED USE AND EXPANSION OF THE INTERNET.
Increased sales of our solutions and any future Internet-based applications and electronic commerce features we integrate with our current solutions, will depend upon the expansion of the Internet as a leading platform for commerce and communication. If the Internet does not continue to become a widespread communications medium and commercial marketplace, the demand for our solutions could be significantly reduced and our solutions and any future Internet-based and electronic commerce features may not be commercially successful. The Internet infrastructure may not be able to support the demands placed on it by continued growth. The Internet could lose its viability due to delays in the development or adoption of new equipment, standards and protocols to handle increased levels of Internet activity, security, reliability, cost, ease of use, accessibility and quality of service.

Other concerns that could inhibit the growth of the Internet and its use by business as a medium for communication and commerce include:

o    concerns about security of transactions conducted over the Internet;

o concerns about privacy and the use of data collected and stored recording interactions over the Internet;



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

o the possibility that federal, state, local or foreign governments will adopt laws or regulations limiting the use of the Internet or the use of information collected from communications or transactions over the Internet; and

o    the possibility that governments will seek to tax Internet commerce.


WE  DEPEND  ON  THIRD-PARTY   WIRELESS  SERVICE  PROVIDERS  FOR  THE  SUCCESSFUL
IMPLEMENATION OF OUR PIVOTAL ANYWHERE SOLUTION.

Our Pivotal Anywhere solution provides a wireless platform that allows our other solutions to be accessed wirelessly. We depend on third-party providers of wireless services for the successful implementation of Pivotal Anywhere. Because Pivotal Anywhere relies on wireless services developed and maintained by third parties, we depend on these third parties' abilities to deliver and support reliable wireless services. The wireless industry is new and rapidly developing and involves many risks, including:

o extensive government regulation in licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems which may prevent our third-party providers from successfully expanding their wireless services;

o rapid expansion of the wireless services infrastructure which may result in flaws in the infrastructure; and

o concerns over the radio frequency emissions or other health and safety risks which may discourage use of wireless services.


OUR FUTURE REVENUE GROWTH COULD BE IMPAIRED IF WE ARE UNABLE TO EXPAND OUR DIRECT SALES AND SUPPORT INFRASTRUCTURE.

Our future revenue growth will depend in large part on our ability to successfully expand our direct sales force and our customer support capability. We may not be able to successfully manage the expansion of these functions or to recruit and train additional direct sales, consulting and customer support personnel. There is presently a shortage of qualified personnel to fill these positions. If we are unable to hire and retain additional highly skilled direct sales personnel we may not be able to increase our license revenue to the extent necessary to achieve profitability. If we are unable to hire highly trained consulting and customer support personnel we may be unable to meet customer demands. We are not likely to be able to increase our revenues as we plan if we fail to expand our direct sales force or our consulting and customer support staff. Even if we are successful in expanding our direct sales force and customer support capability, the expansion may not result in revenue growth.


WE RELY ON OUR PIVOTAL ALLIANCE NETWORK OF INDEPENDENT COMPANIES TO SELL, INSTALL AND SERVICE OUR SOLUTIONS AND TO PROVIDE SPECIALIZED SOFTWARE FOR USE WITH THEM AND OUR PIVOTALHOST PROGRAM RELIES ON THIRD-PARTY APPLICATION SERVICE PROVIDERS.

We do not have the internal implementation and customization capability to support our current level of sales of licenses. Accordingly, we have established and relied on our international network of independent companies we call the Pivotal Alliance. Members of the Pivotal Alliance



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

market and sell our solutions, provide implementation and customization services, provide technical support and maintenance on a continuing basis and provide us with software applications that we can bundle with our solutions to address specific industry and customer requirements. Approximately 16% and 35% of our license revenues for the six months ended December 31, 2000 and 1999, respectively were from sales made through third-party resellers. Almost all of our customers retain members of the Pivotal Alliance to install and customize our solutions. If we fail to maintain our existing Pivotal Alliance relationships, or to establish new relationships, or if existing or new members of the Pivotal Alliance do not perform to our expectations, our ability to sell, install and service our solutions may suffer.

There is an industry trend toward consolidation of systems integrators that implement, customize and maintain software solutions. Some of the systems integrators in the Pivotal Alliance have engaged in discussions concerning business consolidations. We are uncertain as to the effect that any consolidation may have on our relationships with members of the Pivotal Alliance.

The  success  of our  PivotalHost  program  will  depend on the  commitment  and
performance  of  third-party   application  service  providers  to  successfully
implement and market services that incorporate our solutions.


THE LOSS OF OUR CO-FOUNDERS OR OTHER KEY PERSONNEL OR OUR FAILURE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

Our success depends largely upon the continued service of our executive officers and other key management, sales and marketing and technical personnel. The loss of the services of one or more of our executive officers or other key employees could have a material adverse effect on our business, results of operations and financial condition. In particular, we rely on our co-founders, Norman Francis, President, Chief Executive Officer and director, and Keith Wales, our Executive Vice President, Corporate Projects and director. We also rely on Vincent Mifsud, our Chief Operating Officer, Chief Financial Officer and Executive Vice President. We do not have employment agreements with Messrs. Francis, Wales and Mifsud and, therefore, Messrs. Francis, Wales and Mifsud could terminate their employment with us at any time without penalty. We do not maintain key man insurance on the lives of Messrs. Francis, Wales and Mifsud.

Our future success also depends on our ability to attract and retain highly qualified personnel. The competition for qualified personnel in the computer software and Internet markets is intense, and we may be unable to attract or retain highly qualified personnel in the future. In addition, due to intense competition for qualified employees, it may be necessary for us to increase the level of compensation paid to existing and new employees such that our operating expenses could be materially increased.


WE FACE RISKS FROM THE EXPANSION OF OUR INTERNATIONAL OPERATIONS.

We intend to substantially expand our operations outside the United States and Canada. We began by acquiring Transitif S.A. in France (now called Pivotal Corporation France S.A.) and opening offices in the Republic of Ireland, the United Kingdom, Japan and Australia. We expect



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to  continue  this  expansion  of our  international  operations.  International operations are subject to numerous inherent potential risks, including:

o    unexpected changes in regulatory requirements;

o    export restrictions, tariffs and other trade barriers;

o    changes in local tax rates or rulings by local tax authorities;

o    challenges  in  staffing  and  managing   foreign   operations,   differing
     technology standards, employment laws and practices in foreign countries;

o    less favorable intellectual property laws;

o longer accounts receivable payment cycles and difficulties in collecting payments;

o    political and economic instability; and

o fluctuations in currency exchange rates and the imposition of currency exchange controls.

Any of these factors could have a material adverse effect on our business, financial condition or results of operations.

Our international expansion will require significant management attention and financial resources. We will have to significantly enhance our direct and indirect international sales channels and our support and services capabilities. We may not be able to maintain or increase international market demand for our solutions. We may not be able to sustain or increase international revenues from licenses or from consulting and customer support.

In some foreign countries we rely on selected solution providers to translate our software into local languages, adapt it to local business practices and complete installations in local markets. We are highly dependent on the ability and integrity of these solution providers, and if any of them should fail to properly translate, adapt or install our software, our reputation could be damaged and we could be subjected to liability. If any of these solution providers should fail to adequately secure our software against unauthorized copying, our proprietary software could be compromised.


POLITICAL UNREST MAY ADVERSELY AFFECT THE OPERATION OF OUR EUROPEAN CUSTOMER SUPPORT CENTER LOCATED IN NORTHERN IRELAND

We have 17 employees located in our Belfast, Northern Ireland customer support center. This center provides customer support primarily to all of our customers in Europe and provides back-up support for other customers around the world.

Northern Ireland has historically experienced periods of religious, civil and political unrest. Northern Ireland may experience further unrest which could disrupt our ability to provide customer support and have material adverse effect on our results of operations and financial condition.



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FLUCTUATIONS  IN  CURRENCY  EXCHANGE  RATES AND RISKS  ASSOCIATED  WITH OUR RISK
MANAGEMENT POLICIES MAY AFFECT OUR OPERATING RESULTS.

Substantially all of our revenues and corresponding receivables are in U.S. dollars. However, a majority of our research and development expenses, customer support costs and administrative expenses are in Canadian dollars. Accordingly, we are exposed to fluctuations in the exchange rates between the U.S. dollar and the Canadian dollar.

We have adopted a foreign currency risk management policy intended to reduce the effects of potential fluctuations on the results of operations stemming from our exposure to these risks. As part of this risk management, we identify our future Canadian currency requirements related to payroll costs, capital expenditure and operating lease commitments and enter into forward exchange contracts or purchase Canadian dollars in the open market at the beginning of an operation period to cover these anticipated currency needs. The operating period covered by our contracts is generally limited to two quarters.

If our actual currency requirement in the period forecasted differ materially from the notional amount of our forward contracts and/or the amount of Canadian dollars purchased in the open market during a period of currency volatility or if we do not continue to manage our exposure to foreign currency through forward contracts or other means, we could experience unanticipated foreign currency gains or losses.

Our foreign currency risk management policy subjects us to risks relating to the creditworthiness of the commercial banks with which we enter into forward contracts. If one of these banks cannot honor its obligations, we may suffer a loss.

We also invest in our international operations which will likely result in increased future operating expenses denominated in United Kingdom and Irish pounds, French Francs, euros, German marks, Japanese yen, Australian dollars and New Zealand dollars. Our exposure to exchange fluctuations in foreign currencies is minimal to date and accordingly, our current foreign currency risk management practices do not cover foreign exchange risks related to these other currencies. In the future, our exposure to foreign currency risks from these other foreign currencies may increase and if not managed appropriately, we could experience unanticipated foreign currency gains and losses. We will continue to monitor our exposure to the Canadian dollar and other currencies and will manage our exposure to these risks as necessary.

The purpose of our foreign currency risk management policy is to reduce the effect of exchange rate fluctuation on our results of operations. Therefore, while our foreign currency risk management policy may reduce our exposure to losses resulting from unfavorable changes in currency exchange rates, it also reduces or eliminates our ability to profit from favorable changes in currency exchange rates.

FLUCTUATIONS IN THE MARKET VALUE OF OUR SHORT-TERM INVESTMENTS AND IN INTEREST RATES MAY AFFECT OUR OPERATING RESULTS.

For additional information regarding the sensitivity of and risks associated with the market value of short-term investments and interest rates, see Item 3 "Quantitative and Qualitative Disclosures About Market Risk" contained in this Quarterly Report.

WE HAVE EXPERIENCED RAPID GROWTH WHICH HAS PLACED A STRAIN ON OUR RESOURCES AND ANY FAILURE TO MANAGE OUR GROWTH EFFECTIVELY COULD CAUSE OUR BUSINESS TO SUFFER.

We have been expanding our operations rapidly and intend to continue this expansion for the foreseeable future. The number of our employees increased from 270 on June 30, 1999 to 526 on June 30, 2000. As of December 31, 2000 we had 697 employees. This expansion has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources as we integrate and manage new employees, more locations and more customer, supplier and other business relationships. In the past we have decided to, and in the future we may need to, improve or replace our existing operational and customer service systems, procedures and controls. Any failure by us to properly manage our growth or these systems and procedural transitions could impair our ability to efficiently manage our business, to maintain and expand important relationships with members of the Pivotal Alliance and other third parties and to attract and service customers. It could also cause us to incur higher operating costs and delays in the execution of our business plan or in the reporting or tracking of our financial results.


THE INTEGRATION OF TRANSITIF, EXACTIUM, SIMBA, IONYSYS, PROJECT ONE, SOFTWARE SPECTRUM AND ANY FUTURE ACQUISITIONS MAY BE DIFFICULT AND DISRUPTIVE.

We are currently in the process of integrating the Transitif, Exactium, Simba, Ionysys, Project One and Software Spectrum businesses with our business and we are expending significant financial resources in this effort. The integration of these six companies is subject to risks commonly encountered in acquisitions, including, among others, risk of loss of key personnel, difficulties associated with assimilating ongoing businesses and the ability of our sales force and consultants to integrate. We will also need to integrate the solutions of Exactium, Simba and Project One into our solution offering. We may not successfully overcome these risks or any other problems that may be encountered in connection with the acquisition of Transitif, Exactium, Simba, Ionysys, Project One or Software Spectrum. Accordingly, it is uncertain whether we will receive the benefits we anticipate from these acquisitions and we may not realize value from these acquisition comparable to the resources we have invested in them.

Amortization of intangible assets resulting from acquisitions will adversely affect our reported income. In connection with these acquisitions we allocated an aggregate of $68.8 million of the purchase prices to intangible assets that we are amortizing over a period of three years on a straight line basis. During the year ending June 30, 2001, we expect amortization expense related to these intangible assets to be approximately $22.2 million. Future acquisitions may result in the creation of significant additional intangible assets and related amortization expense.

As part of our business strategy, we may seek to grow by making additional acquisitions. We may not effectively select acquisition candidates, negotiate or finance acquisitions or integrate the acquired businesses and their personnel or acquired products or technologies into our business. We cannot be certain that we can complete any acquisition we pursue on favorable terms, or that any acquisition will ultimately benefit our business.

OUR SALES CYCLE IS LONG AND SALES DELAYS COULD CAUSE OUR OPERATING RESULTS TO VARY WIDELY.

We believe that an enterprise's decision to purchase a demand chain network solution is discretionary, involves a significant commitment of its resources and is influenced by its budget cycles. To successfully sell licenses for our solutions, we typically must educate our potential customers regarding the use and benefits of demand chain network solutions in general and our solutions in particular, which can require significant time and resources. Consequently, the period between initial contact and the purchase of licenses for our solutions is often long and subject to delays associated with the lengthy budgeting, approval and competitive evaluation processes that typically accompany significant capital expenditures. We frequently must invest substantial resources to develop a relationship with a potential customer and educate its personnel about our solutions and services with no guarantee that our efforts will be rewarded with a sale. Our sales cycles are lengthy and variable, typically ranging between two and six months from our initial contact with a potential customer to the signing of a license agreement, although sales sometimes require substantially more time. Sales delays could cause our operating results to vary widely.


OUR PLAN TO EXPAND OUR SERVICE CAPABILITY COULD ADVERSELY AFFECT GROSS PROFIT MARGINS AND OPERATING RESULTS.

Revenues from services and maintenance have lower gross margins than revenues from licenses. Therefore, an increase in the percentage of revenues generated from services and maintenance as compared to revenues from licenses will lower our overall gross margins. In addition, an increase in the cost of revenues from services and maintenance as a percentage of revenues from services and maintenance could have a negative impact on overall gross margins.

Although margins related to revenues from services and maintenance are lower than margins related to revenues from licenses, our services organization currently generates gross profits, and we are seeking to expand our service capability and our revenues from services and maintenance.

Revenues from services and maintenance depend in part on renewals of technical support contracts by our customers, some of which may not be renewed. Our ability to increase revenues from services and maintenance will depend in large part on our ability to increase the scale of our services organization, including our ability to successfully recruit and train a sufficient number of qualified services personnel. We may not be able to do so.

To meet our expansion goals, we expect to hire additional services personnel. If demand for our services organization does not increase in proportion to the number of additional personnel we hire, gross profits could fall, or we may incur losses from our services activities. In addition, the costs of delivering services could increase and any material increase in these costs could reduce or eliminate the profitability of our services activities.


WE RELY ON SOFTWARE LICENSED TO US BY THIRD PARTIES FOR FEATURES WE INCLUDE IN OUR SOLUTIONS.

We incorporate into our solutions, software that is licensed to us by third-party software developers including Microsoft SQL Server 2000, Microsoft SQL Server 7.0, Sheridan Calendar Control, InstallShield 3, Seagate Crystal Reports, E.piphany E.4, and Interactive Intelligence Enterprise Interaction Center. We are seeking to further increase the capabilities of our solutions by licensing additional applications from third parties. A significant interruption in the availability of any of this licensed software could adversely affect our sales, unless and until we can replace this software with other software that performs similar functions. Because our solutions incorporate software developed and maintained by third parties, we depend on these third parties' abilities to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis, and respond to emerging industry standards and other technological changes. If third-party software offered now or in the future in conjunction with our solutions becomes obsolete or incompatible with future versions of our solutions, we may not be able to continue to offer some of the features we presently include in our solutions unless we can license alternative software or develop the features ourselves.


WE MUST CONTINUE TO DEVELOP ENHANCEMENTS TO OUR SOLUTIONS AND NEW APPLICATIONS AND FEATURES THAT RESPOND TO THE EVOLVING NEEDS OF OUR CUSTOMERS, RAPID TECHNOLOGICAL CHANGE AND ADVANCES INTRODUCED BY OUR COMPETITORS.

The software market in which we compete is characterized by rapid change due to changing customer needs, rapid technological changes and advances introduced by competitors. Existing products become obsolete and unmarketable when products using new technologies are introduced and new industry standards emerge. New technologies could change the way demand chain network solutions are sold or delivered. As a result, the life cycles of our solutions are difficult to estimate. We also may need to modify our solutions when third parties change software we integrate into our solutions. To be successful we must continue to enhance our current solutions and develop new applications and features.

We may not be able to successfully develop or license the applications necessary to offer these or other features, or to integrate these applications with our existing solutions. We have delayed enhancements and new solution release dates several times in the past and may not be able to introduce new solutions, solution enhancements, new applications or features successfully or in a timely manner in the future. If we delay release of our new solutions or solution enhancements or new applications or features or if they fail to achieve market acceptance when released, we may not be able to keep up with the latest developments in the market and our revenues may fall. We may not be able to respond effectively to customer needs, technological changes or advances introduced by our competitors, and our solutions could become obsolete.


WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS.

Our success depends in part on our ability to protect our proprietary software and our other proprietary rights from copying, infringement or use by unauthorized parties. To protect our proprietary rights we rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with employees and third parties, and protective contractual provisions such as those contained in license agreements with consultants, vendors and customers, although we have not signed these types of agreements in every case. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our solutions and obtain and use information that we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts we have entered into. We may not become aware of, or have adequate remedies in the event of, these types of breaches or unauthorized activities.


CLAIMS BY OTHER COMPANIES THAT OUR SOLUTIONS INFRINGE THEIR COPYRIGHTS OR PATENTS COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR SOLUTIONS AND INCREASE OUR COSTS.

If any of our solutions violates third-party proprietary rights, including copyrights and patents, we may be required to reengineer our solutions or obtain licenses from third parties to continue offering our solutions without substantial reengineering. Although some of our current and potential competitors have sought patent protection for similar demand chain network solutions, we have not sought patent protection for our solutions. If a patent has been issued or is issued in the future to a third-party that prevents us from using technology included in our solutions, we would need to obtain a license or re-engineer our solution to function without infringing the patent. Any efforts to re-engineer our solutions or obtain licenses from third parties may not be successful and, in any case, could substantially increase our costs, force us to interrupt sales or delay solution releases.


OUR SOLUTIONS AND PRODUCTS WE RELY ON MAY SUFFER FROM DEFECTS OR ERRORS.

Software solutions as complex as ours may contain errors or defects, especially when first introduced or when new versions are released. We have had to delay commercial release of some versions of our solutions until software problems were corrected, and in some cases have provided solution enhancements to correct errors in released solutions. Our new solutions and solution enhancements or new applications or features may not be free from errors after commercial shipments have begun. Any errors that are discovered after commercial release could result in loss of revenues or delay in market acceptance, diversion of development resources, damage to our reputation, increased service and warranty costs and liability claims.

Our  end-user  licenses  contain  provisions  that limit our exposure to product liability claims, but these provisions may not be enforceable in all jurisdictions. In some cases, we have been required to waive these contractual limitations. Further, we may be exposed to product liability claims in international jurisdictions where our solution provider has supplied our solutions and negotiated the license without our involvement. A successful product liability claim could result in material liability and damage to our reputation.

In addition, products we rely on, such as Microsoft platform products, may contain defects or errors. Our solutions rely on these products to operate properly. Therefore, any defects in these products could adversely affect the operation of and market for our solutions, reduce our revenues, increase our costs and damage our reputation.


IF OUR CUSTOMERS' SYSTEM SECURITY IS BREACHED, OUR BUSINESS AND REPUTATION COULD SUFFER.

A fundamental requirement for online communications is the secure transmission of confidential information over the Internet. Users of our solutions transmit their and their customers' confidential information over the Internet. In our license agreements with our customers, we disclaim responsibility for the security of confidential data and have contractual indemnities for any damages claimed against us. However, if unauthorized third parties are successful in obtaining confidential information from users of our solutions, our reputation and business may be damaged and, if our contractual disclaimers and indemnities are not enforceable, we may be subjected to liability.


CHANGES IN ACCOUNTING STANDARDS AND IN THE WAY WE CHARGE FOR LICENSES COULD AFFECT OUR FUTURE OPERATING RESULTS.

We recognize revenues from the sale of software licenses on delivery of our solutions if:

o    persuasive evidence of an arrangement exists,

o    the fee is fixed and determinable,

o we can objectively allocate the total fee among all elements of the arrangement, and

o    collection of the license fee is probable.

Under certain license arrangements, with either a fixed or indefinite term, our customers agree to pay for the license with periodic payments extending beyond one year. We recognize revenues from these arrangements as the periodic payments become due, provided all other conditions for revenue recognition are met. If these arrangements become popular with our customers, we may have lower revenues in the short term than we would otherwise, because revenues for licenses sold under these arrangements will be recognized over time rather than upon delivery of our solution.

We recognize maintenance revenues ratably over the contract term, typically one year, and recognize revenues for consulting, education and implementation and customization services as the services are performed.

Administrative agencies responsible for setting accounting standards, including the Securities and Exchange Commission and the Financial Accounting Standards Board, are also reviewing the accounting standards related to business combinations and stock-based compensation.

Any changes to these accounting standards or any other accounting standards or the way these standards are interpreted or applied could require us to change the manner in which we recognize revenue or the way we account for share compensation or for any acquisition we may pursue or other aspects of our business, in a manner that could adversely affect our reported financial results.


OUR SHARE PRICE MAY CONTINUE TO BE VOLATILE.

Our share price has fluctuated substantially since our initial public offering in August, 1999. The trading price of our common shares is subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant orders, changes in revenues and earnings estimates by securities analysts, announcements of technological innovations or new solutions by us or our competitors, general conditions in the software and computer industries and other events or factors. In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price for many companies in industries similar or related to ours and have been unrelated to the operating performance of these companies. These market fluctuations have adversely affected and may continue to adversely affect the market price of our common shares.


CERTAIN STOCKHOLDERS MAY BE ABLE TO EXERCISE CONTROL OVER MATTERS REQUIRING STOCKHOLDER APPROVAL.

Our current officers, directors and entities affiliated with us together beneficially owned a significant portion of the outstanding common shares of Pivotal as of December 31, 2000. While these shareholders do not hold a majority of our outstanding common shares, they will be able to exercise significant influence over matters requiring shareholder approval, including the election of directors and the approval of mergers, consolidations and sales of our assets. This may prevent or discourage tender offers for our common shares.